Pricing supplement No. 398S To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, product supplement S dated April 18, 2007 and addendum dated December 13, 2007	Registration Statement No. 333-137902 Dated June 19, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$3,498,000

Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index– Mean Reversion Plus™ Total Return (Non-Principal Protected) due June 24, 2011

General

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The securities are designed for investors who seek a return linked to the performance of the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return. Investors should be willing to forgo any coupon payments and, if the Index does not appreciate by approximately 6.01% or more over the term of the securities, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due June 24, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The securities priced on June 19, 2008 and are expected to settle three business days later on June 24, 2008.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Issue Price:	100% of face amount
Index:	The Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return
Redemption Amount:	A cash payment, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, that provides you with a return per $10,000 security face amount, calculated as follows:
$10,000 + $10,000 x (Index Return — Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the face amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 2% of the return you would have otherwise received per year regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount or Early Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
	Final Level Initial Level	-1
Adjustment Factor:	(0.02 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date or the Early Redemption Valuation Date, as applicable.
Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.
Early Redemption Amount:

You will have the right to cause us to redeem your securities upon fourteen (14) calendar days notice, on June 25, 2009 and June 25, 2010 (each an “Early Redemption Date”). If an Early Redemption Date is not an Index Business Day, we shall redeem your securities on the first succeeding Index Business Day, subject to postponement in the event of a Market Disruption Event (as defined below) as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement. The Early Redemption Amount payable on any Early Redemption Date will be calculated using the Final Level and Adjustment Factor applicable on the relevant Early Redemption Valuation Date. See “Early Redemption” below.

Initial Level:	1,263.57776, the Index closing level on the Trade Date.
Final Level:

For any Index Business Day, the closing level of the Index on such Index Business Day, subject to adjustment in the event of a Market Disruption Event. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Market Disruption Events and Force Majeure Events.”

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Early Redemption Valuation Date:

The Early Redemption Valuation Date for an early redemption will be the third Index Business Day prior to June 25, 2009 or June 25, 2010, as applicable, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

Final Valuation Date:	June 21, 2011, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.
Trade Date:	June 19, 2008
Settlement Date:	June 24, 2008
Maturity Date:	June 24, 2011, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.
Index Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

CUSIP:	2515A0 NV 1
ISIN:	US2515A0NV16

† A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$3,498,000.00	$0.00	$3,498,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,498,000.00	$137.47

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement S dated April 18, 2007 and the addendum thereto dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to Product supplement S dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement S dated April 18, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507084001/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 1,263.58, a period of 1,097 calendar days from the Trade Date to the Final Valuation Date and that the holder of the securities does not exercise the early redemption right. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
2,527.16	100%	6.01%	$19,398.90	93.99%
2,400.80	90%	6.01%	$18,398.90	83.99%
2,274.44	80%	6.01%	$17,398.90	73.99%
2,148.08	70%	6.01%	$16,398.90	63.99%
2,021.72	60%	6.01%	$15,398.90	53.99%
1,895.37	50%	6.01%	$14,398.90	43.99%
1,769.01	40%	6.01%	$13,398.90	33.99%
1,642.65	30%	6.01%	$12,398.90	23.99%
1,516.29	20%	6.01%	$11,398.90	13.99%
1,389.94	10%	6.01%	$10,398.90	3.99%
1,263.58	0%	6.01%	$ 9,398.90	-6.01%
1,137.22	-10%	6.01%	$ 8,398.90	-16.01%
1,010.86	-20%	6.01%	$ 7,398.90	-26.01%
884.50	-30%	6.01%	$ 6,398.90	-36.01%
758.15	-40%	6.01%	$ 5,398.90	-46.01%
631.79	-50%	6.01%	$ 4,398.90	-56.01%
505.43	-60%	6.01%	$ 3,398.90	-66.01%
379.07	-70%	6.01%	$ 2,398.90	-76.01%
252.72	-80%	6.01%	$ 1,398.90	-86.01%
126.36	-90%	6.01%	$ 398.90	-96.01%
0.00	-100%	6.01%	$ 0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 1,263.58 to a Final Level of 1,642.65. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $12,398.90 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  ((1,642.65 / 1,263.58  –  1)  –  (0.02  x  (1,097/365)))  =  $12,398.90

Example 2: The Initial Level and the Final Level of the Index are both 1,263.58 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $9,398.90 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  ((1,263.58 / 1,263.58  –  1)  –  (0.02  x  (1,097/365)))  =  $9,398.90

Example 3: The level of the Index decreases from the Initial Level of 1,263.58 to a Final Level of 884.50. Assuming a period of 1,097 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $6,398.90 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  ((884.50/ 1,263.58  –  1)  –  (0.02  x  (1,097/365)))  =  $6,398.90

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 2.00% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE INDEX — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return, which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn — and its closing level is calculated on a “total return” basis, as described below under “Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return.”

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Underlying Index or any of the components of the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, as compared to the Initial Level.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 2.00% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than the Initial Level. The securities have a term of three years, so the total return at maturity will be reduced by approximately 6.01% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is approximately 6.01% or more greater than the Initial Level.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Underlying Index during certain periods and could adversely affect the return on the Underlying Index, and, potentially, the Index Return. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 6.01% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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THE INDEX RETURN MAY NOT BE GREATER THAN OR EQUAL TO THE RETURN ON THE UNDERLYING INDEX DURING THE TERM OF THE SECURITIES — As described below under “The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return,” the Index attempts to offer upside exposure to commodities through investment in the Underlying Index while limiting potential downside exposure through periodic allocation of investments to Treasury Bills. However, there is no guarantee that this strategy will be successful, or that the Index Return will be greater than or equal to the return on the Underlying Index during the term of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND UNDERLYING INDEX AND THE CALCULATION AGENT FOR THE INDEX AND UNDERLYING INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index and Underlying Index (the “Sponsor”) and the calculation agent for the Index and Underlying Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Underlying Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index and Underlying Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index or the Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Underlying Index and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Underlying Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and Underlying Index and the calculation agent for the Index and Underlying Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Underlying Index constituents (or various contracts or products related to the Underlying Index constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Underlying Index and, therefore, the value of the securities or the potential payout on the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the value of the Index, which will in turn be affected by the value of the Underlying Index; the value of Treasury Bills; interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on the Underlying Index constituents), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Underlying Index constituent;

•	the combined volatility of the Underlying Index constituents as reflected in the volatility of the Underlying Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Underlying Index constituents increase or decrease to the same degree at the same time. If the correlation among the Underlying Index constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL ELEMENT INCLUDED IN THE UNDERLYING INDEX — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Underlying Index constituents have generated significant returns. The levels of the Underlying Index constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Underlying Index constituents may reduce the performance of the Underlying Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Underlying Index constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Underlying Index and the value of your securities in varying ways, and different factors may cause the values of the Underlying Index constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Underlying Index constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Underlying Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the level of the Underlying Index and, potentially, on the return on your securities. Limited liquidity relating to the Underlying Index constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this pricing supplement entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

EARLY REDEMPTION

You will have the right to cause us to redeem your securities upon fourteen calendar days’ notice on June 25, 2009 and June 25, 2010 (each an “Early Redemption Date”). If any Early Redemption Date is not an Index Business Day, we shall redeem your securities on the first succeeding Index Business Day, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

The Early Redemption Amount will be calculated using the Final Level and the Adjustment Factor applicable on the Early Redemption Valuation Date.

The Early Redemption Valuation Date for an early redemption will be the third Index Business Day prior to June 25, 2009 or June 25, 2010, as applicable, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received fourteen (14) calendar days prior to the applicable Early Redemption Date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Redemption Amount calculated as if the date of repurchase was the Final Valuation Date, less a fee equal to 0.35% times the security face amount, subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—

MEAN REVERSION PLUS™ TOTAL RETURN

The Index combines the Underlying Index’s approach to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the Index is allocated between the Underlying Index and Treasury Bills based on relative performance over the previous twelve months, as described below. There can be no assurance that the Index’s momentum strategy will be successful.

Deutsche Bank AG, London Branch, the Sponsor, launched the Index in July 2007. The Sponsor will publish the Index closing level for each trading day on Bloomberg ticker DBLCMPUT <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

Index Holding and Rebalancing

The Index Holding is the proportion of the Index invested in the Underlying Index at a relevant time. A new Index Holding is calculated monthly on each Weight Calculation Date and takes effect on the Weight Rebalance Date immediately following such Weight Calculation Date. As of June 19, 2008 the Index Holding is 100%.

The Index Holding (the “Index Holding”) in respect of an Index Business Day will be calculated as follows:

(a)

if the relevant Index Business Day is not a Weight Rebalance Date, the Index Holding in respect of the relevant Index Business Day will be the Index Holding on the Index Business Day immediately preceding the relevant Index Business Day; or

(b)

if the relevant Index Business Day is a Weight Rebalance Date, the Index Holding in respect of the relevant Index Business Day will be the quotient of (i) the product of (x) the Index Weight for the Weight Calculation Date immediately preceding the relevant Index Business Day, and (y) the ER Closing Level on the Weight Calculation Date immediately preceding the relevant Index Business Day (as numerator) and (ii) the Underlying ER Closing Level (as defined below) on the Weight Calculation Date immediately preceding the relevant Index Business Day (as denominator).

The Index closing level on each Index Business Day is equal to the TR Closing Level of the Index on such day. The TR Closing Level is calculated by the Index Sponsor on each Index Business Day as the TR Closing Level on the Index Business Day immediately preceding the relevant Index Business Day multiplied by the product of (a) the sum of (i) the ER Closing Level for the relevant Index Business Day divided by the ER Closing Level for the Index Business Day immediately preceding the relevant Index Business Day and (ii) the TBill Accrual Factor, as defined below, for the relevant Index Business Day and (b) the sum of (i) 1 and (ii) the TBill Accrual Factor for the relevant Index Business Day raised to the power of the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day.

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Sponsor in accordance with the following formula:

(1 – 91/360 x TBR)-1/91 – 1

where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding such Index Business Day (the “TBill Determination Date”) or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

The “ER Closing Level” is the closing level of the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus on an “excess return” basis on each Index Business Day, calculated by the Sponsor for such Index Business Day (and rounded to six decimal places (with 0.0000005 being rounded upwards) as the sum of (a) the ER Closing Level on the Index Business Day immediately preceding the relevant Index Business Day and (b) the product of (i) the Index Holding for the relevant Index Business Day and (ii)(x) the Underlying ER Closing Level on the relevant Index Business Date less (y) the Underlying ER Closing Level on the Index Business Day immediately preceding the relevant Index Business Day.

“Index Weight” means, in respect of a Weight Calculation Date, the quotient of (a) the sum of the Performance Indicators greater than zero calculated in respect of such Weight Calculation Date (as numerator) and (b) 12 (as denominator).

“Indicator Evaluation Dates” mean, in respect of a Weight Calculation Date, the 6th Business Day of each of the twelve calendar months preceding the month of such Weight Calculation Date.

“Performance Indicator” means, in respect of a Weight Calculation Date, each value calculated as (a) the quotient of (i) the Underlying ER Closing Level on such Weight Calculation Date (as numerator) and (ii) the Underlying ER Closing Level for each Indicator Evaluation Date for such Weight Calculation Date minus (b) one.

“Weight Calculation Date” means the 6th Index Business Day of each calendar month.

“Weight Rebalance Date” means the 8th Index Business Day of each calendar month.

Change in the Methodology of the Index

The Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting the Index) will not arise that would, in the view of the Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Sponsor may make any such modification or change as it determines appropriate. The Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index. The Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—

MEAN REVERSION™ TOTAL RETURN

The Underlying Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Underlying Index. The commodities included in the Underlying Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Underlying Index Constituent”). The relative weight of each Underlying Index Constituent reflected in the Underlying Index is variable and is adjusted from time to time.

Because the Underlying Index measures the value of the Underlying Index Constituents by tracking the prices of Exchange Traded Instruments, the Underlying Index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Underlying Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch, the Sponsor, established the Underlying Index in February 2003. The Sponsor will publish the Underlying Index closing level for each trading day on Bloomberg ticker DBLCMMVL <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Sponsor will also publish on these websites any adjustments made to the Underlying Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

The “Underlying ER Closing Level” will be the closing level of the Underlying Index on an “excess return” basis and will be calculated on each Index Business Day by (i) taking the sum of the Weighted Closing Price for each Exchange Traded Instrument included in the Underlying Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular Index Business Day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On June 19, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Underlying Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	11.55%
Crude Oil	NYMEX	20.49%
Aluminum	LME	45.42%
Gold	COMEX	11.03%
Corn	CBOT	8.85%
Wheat	CBOT	2.67%

The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Underlying Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”), re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”), expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CBOT, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the Index Business Day immediately following the Index Business Day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Underlying Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th business day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period new notional holdings are calculated. The calculations for the Instrument Amount leaving the Underlying Index and the Instrument Amount entering the Underlying Index are different.

The “excess return” calculation value (in respect of an Underlying Index Constituent on any Index Business Day) during a Recomposition Period is the sum of (i) the product of (A) the existing Instrument Amount for such Underlying Index Constituent for such Index Business Day and (B) the closing price for such Underlying Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Underlying Index Constituent for such Index Business Day and (B) the closing price for such Underlying Index Constituent for such Index Business Day.

Determining the Instrument Amount on a Rebalancing Day

The methodology of the Underlying Index employs a process of dynamically increasing the Instrument Amount of an Exchange Traded Instrument when its price is historically low, and decreasing the amount when its price is historically high. Such increases or decreases for a particular Instrument Amount are effected on Rebalancing Days, which occur when one-year average prices for an Exchange Traded Instrument diverge five percent or more when compared to the five-year average prices for that Exchange Traded Instrument.

If, on a Rebalancing Day, the short-term average prices for Exchange Traded Instruments relating to an Underlying Index Constituent exceed the long-term average prices for such instruments by approximately 5% or more, then the Underlying Index rebalancing methodology calls for a reduced weight being assigned to such Exchange Traded Instruments. Conversely, if the short-term average prices are below their long-term averages by approximately 5% or more, then the Underlying Index rebalancing methodology calls for increased weight being assigned to such Exchange Traded Instruments.

Market Disruption Events and Force Majeure Events

If the Sponsor is required on an Index Business Day to calculate the closing price for any Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Underlying Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Underlying Index Constituent underlying such instrument.

Each Early Redemption Valuation Date and the Final Valuation Date, along with any other date on which the Index closing level is required to be determined pursuant to the pricing supplement, are Index Valuation Dates. If a Market Disruption Event relating to one or more Exchange Traded Instruments or Underlying Index Constituent is in effect on the Trade Date or any scheduled Index Valuation Date, including the Final Valuation Date, the calculation agent for the securities will calculate the Index closing level using:

•	for each Exchange Traded Instrument, the Instrument Amount on the scheduled Index Valuation Date;

•

for each Exchange Traded Instrument that did not suffer a Market Disruption Event on such scheduled Index Valuation Date, the closing price for such Exchange Traded Instrument on the scheduled Index Valuation Date; and

•

for each Exchange Traded Instrument that did suffer a Market Disruption Event on the scheduled Index Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding trading day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to such Exchange Traded Instrument; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Exchange Traded Instrument on the Trade Date and the immediately succeeding trading day, then the calculation agent will determine the closing price for the affected Exchange Traded Instrument on such immediately succeeding trading day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Exchange Traded Instrument on any Index Valuation Date and is continuing for the immediately succeeding ten trading days, then the calculation agent will determine the closing price for the affected Exchange Traded Instrument on such tenth trading day in good faith and in a commercially reasonable manner.

The Sponsor will not calculate the Underlying Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Sponsor and that the Sponsor determines, in its discretion, affects the Underlying Index or any Underlying Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Underlying Index closing level; or (ii) defer publication of information relating to the Underlying Index until the next Index Business Day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Underlying Index

The Sponsor may modify the methodology used to determine the Underlying Index as it deems appropriate if the Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Underlying Index Constituent or an Exchange Traded Instrument). The Sponsor may also make modifications to the terms of the Underlying Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Underlying Index closing level. The Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

Historical Information

The following graph shows the historical high, low and period end closing levels of the Index for each calendar quarter since August 1, 1997 through June 19, 2008. The closing level of the Index on June 19, 2008 was 1,263.57776.

Because the Index was launched in July 2007, the Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity forward rates using the same methodology as described above. Although the Sponsor believes that this retrospective calculation represents accurately and fairly how the Index would have performed before July 2007, the Index did not, in fact, exist before July 2007. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to July 2007. Past performance of the Index is no guarantee of future results.

We obtained the various Index levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. However, we expect to pay a portion of the Adjustment Factor as a commission on an annual basis to brokerage firms, which may include Deutsche Bank Securities Inc., and their affiliates, whose clients purchased securities in this offering and who continue to hold their securities. See “Underwriting” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.